UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
______________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report
(Date of Earliest Event Reported)
September 26, 2016
FRESH DEL MONTE PRODUCE INC.
(Exact Name of Registrant as Specified in Charter)

The Cayman Islands	1-14706	N/A
(State or Other Jurisdiction of Incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

c/o Intertrust Corporate Services (Cayman) Limited
190 Elgin Avenue
George Town, Grand Cayman, KY1-9005
Cayman Islands
(Address of Registrant's Principal Executive Office)

(305) 520-8400
(Registrant’s telephone number including area code)

Please send copies of notices and communications from the Securities and Exchange Commission to:

c/o Del Monte Fresh Produce Company
241 Sevilla Avenue
Coral Gables, Florida  33134
(Address of Registrant's U.S. Executive Office)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR
240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR
240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 1, 2016, Fresh Del Monte Produce Inc. (the “Company”) announced that Hani El-Naffy, the Company’s President and Chief Operating Officer, will start to transition his role as an officer of the Company, with the transition beginning immediately and lasting through February 28, 2017. On September 26, 2016, the Company and Mr. El-Naffy entered into a Separation and Release Agreement (the “Separation Agreement”) and a Consulting Agreement (the “Consulting Agreement”) to specify the terms of Mr. El-Naffy’s transition, including the termination date of his active employment, the compensation to be received as a result of such termination of employment consistent with the terms of his outstanding agreements with the Company, and the manner in which transition services will be provided after such employment termination date through February 28, 2017.
Separation Agreement
The Separation Agreement provides that Mr. El-Naffy’s employment with the Company will end on November 2, 2016 (or earlier in case of death). On that date, he will resign from the positions of President and Chief Operating Officer of the Company and all other positions held with the Company, except that he will continue as a member of the Board of Directors of the Company.
The Separation Agreement specifies the compensation that Mr. El-Naffy will receive as a result of such termination of employment, which is the compensation he is otherwise eligible to receive in case of a termination without cause under his existing agreements with the Company, including the Executive Retention and Severance Agreement between the Company and Mr. El-Naffy dated February 24, 2003, as subsequently amended (the “Executive Severance Agreement”), and the terms of outstanding equity awards. No compensation is being provided to Mr. El-Naffy for such termination of employment beyond what his current agreements otherwise provide. The compensation to be received includes (i) a cash severance payment of $5 million, (ii) a related tax gross-up payment, (iii) a bonus opportunity for 2016 based on the Company’s after-tax net profit for 2016, as determined in accordance with the formula set forth in the Employment Agreement between Executive and the Company dated January 13, 1997, (iv) certain continued medical coverage, and (v) full vesting of outstanding equity awards consistent with the terms of the applicable equity compensation plans and award agreements as currently in effect. Certain of the payments are conditioned on Mr. El-Naffy providing a release of claims as specified in the Separation Agreement, consistent with the terms of the Executive Severance Agreement.
Consulting Agreement
The Consulting Agreement provides that Mr. El-Naffy will provide services to the Company related to the transition of his role as the President and Chief Operating Officer of the Company to his successor(s) for the period from November 2, 2016 through February 28, 2017. In consideration for such services, the Consulting Agreement provides that Mr. El-Naffy will receive (i) a monthly consulting fee at the same rate as Mr. El-Naffy’s base salary as in effect as of the date of the Consulting Agreement (annual rate of $1 million), payable in periodic installments during the consulting period, and (ii) a success fee based on the Company’s after-tax net profit for the Company’s first fiscal quarter of 2017 per the formula in his current Employment Agreement and prorated for the portion of the quarter through February 28, 2017. The success fee is conditioned on Mr. El-Naffy providing a further release of claims to the Company effective as of the end of the consulting period. The Consulting Agreement also clarifies that Mr. El-Naffy will not be eligible for compensation for his service on the Board of Directors of the Company until after the end of the consulting period.
The summary of the material terms of the Separation Agreement and the Consulting Agreement as provided above is qualified in its entirety by reference to the copy of the full text of the Separation Agreement and Consulting Agreement, which are filed as Exhibits 10.1 and 10.2, respectively, to this Form 8-K and incorporated herein by reference.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits.

10.1	Separation and Release Agreement dated as of September 26, 2016, between Fresh Del Monte Produce Inc. and Hani El-Naffy.
10.2	Consulting Agreement dated as of September 26, 2016, between Fresh Del Monte Produce Inc. and Hani El-Naffy.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Fresh Del Monte Produce Inc.

Date:	September 30, 2016	By:	/s/ Richard Contreras
Richard Contreras
Senior Vice President & Chief Financial Officer

Exhibit Index

Exhibit No.	Description
10.1	Separation and Release Agreement dated as of September 26, 2016, between Fresh Del Monte Produce Inc. and Hani El-Naffy.
10.2	Consulting Agreement dated as of September 26, 2016, between Fresh Del Monte Produce Inc. and Hani El-Naffy.